NEWS RELEASE
Investor Contact:	Media Contact:
Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com	Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Reports First Quarter Fiscal 2014 Results

EVANSVILLE, Ind. – January 30, 2014 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its fiscal first quarter 2014, referred to in the following as the December 2013 quarter:

●	December 2013 quarter Operating EBITDA of $172 million and LTM Adjusted EBITDA of $801 million
●	December 2013 quarter net income of $6 million ($0.05 per diluted share)
●	LTM Adjusted free cash flow of $288 million, representing an 11 percent adjusted free cash flow yield
●	Adjusted free cash flow of $94 million for the December 2013 quarter compared to $44 million in the December 2012 quarter
●	Adjusted net income per share of $0.18 for the December 2013 quarter compared to $0.08 in the December 2012 quarter
●	Net cash flow from operating activities of $172 million for the December 2013 quarter compared to $87 million for the December 2012 quarter

“Despite the continued pressure from increasing raw material costs coupled with subdued consumer and customer demand, we finished the quarter in line with our expectations and with our previously announced full fiscal year guidance, while generating solid free cash flow” said Jon Rich, Chairman and CEO of Berry Plastics.

“The actions we have taken over the past year, and up through the recent quarter, have been consistent with our strategic goals to increase shareholder value,” said Rich.   “We continued to invest in research and development, marketing and capital equipment to support our organic growth strategy.  We made a very important step in expanding our international footprint through our acquisition of a controlling interest in Qingdao P&B Co., Ltd., and also completed a synergistic, bolt-on acquisition through the addition of Graphic Packaging’s Flexible Plastics and Film business.”

December 2013 Quarter Results
For the quarter ended December 2013, the Company’s net sales increased by 6% to $1,140 million from $1,072 million in the December 2012 quarter.  The increase in the quarter was primarily attributed to increased selling prices due to higher material costs along with sales from our acquisition of Graphic Packaging’s Flexible Plastics and Film business.

	Quarterly Period Ended (Unaudited)
Net sales (in millions)	December 28, 2013	December 29, 2012	$ Change	% Change
Rigid Open Top	$261	$259	$2	1%
Rigid Closed Top	332	313	19	6%
Rigid Packaging	593	572	21	4%
Engineered Materials	342	325	17	5%
Flexible Packaging	205	175	30	17%
Total net sales	$1,140	$1,072	$68	6%

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Capital Structure and Adjusted Free Cash Flow
The ratio at the end of the December 28, 2013 quarter of net debt of $3,787 million to LTM Adjusted EBITDA of $801 million was 4.7x, an improvement of 0.1x from the September 2013 quarter.  The Company’s LTM Adjusted free cash flow was $288 million.  Adjusted free cash flow for the December 2013 quarter was $94 million compared to $44 million in the December 2012 quarter.

	December 28, 2013	September 28, 2013
(in millions)	(Unaudited)

Term Loan	$1,122	$1,125
Incremental Term Loan	1,393	1,397
Revolving line of credit	—	—
9½ % Second Priority Notes	500	500
9¾ % Second Priority Notes	800	800
Senior Unsecured Term Loan	18	18
Debt discount, net	(7)	(8)
Capital leases and other	123	114
Total debt	$3,949	$3,946
Less: Cash and cash equivalents	(162)	(142)
Net debt	$3,787	$3,804

Outlook
“With the first quarter under our belt in fiscal 2014 and as we look ahead to the remainder of the year, we remain committed to our four-point strategy, and we are reconfirming our fiscal 2014 Adjusted free cash flow guidance of $270 million”, said Rich.

Investor Conference Call
The Company will host a conference call on Friday, January 31, 2014, at 10 a.m. Eastern Time to discuss its first quarter 2014 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1631188.  The call will last approximately one hour.  Interested parties are invited to listen to a live webcast by visiting the Company’s Investor Relations page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor Relations page of the website beginning January 31, 2014, at 2 p.m. Eastern Time, to February 8, 2014, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1631188.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of over $4.6 billion in fiscal 2013.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as Operating EBITDA, Adjusted EBITDA, Adjusted net income per share and Adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

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Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) performance of our business and future operating results; (4) risks related to our acquisition strategy and integration of acquired businesses; (5) reliance on unpatented know-how and trade secrets; (6) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (7) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (8) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks of competition, including foreign competition, in our existing and future markets;(10) general business and economic conditions, particularly an economic downturn; (11) the ability of our insurance to cover fully our potential exposures; (12) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated, and (13) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Berry Plastics Group, Inc.
Consolidated Statements of Operations
(Unaudited)
(in millions, except per share data)

	Quarterly Period Ended
	December 28, 2013	December 29, 2012

Net sales	$1,140	$1,072
Costs and expenses:
Cost of goods sold	964	895
Selling, general and administrative	77	77
Amortization of intangibles	26	27
Restructuring and impairment charges	10	5
Operating income	63	68

Debt extinguishment	—	16
Other income, net	(1)	(3)
Interest expense, net	55	70
Income (loss) before income taxes	9	(15)
Income tax expense (benefit)	3	(5)
Net income (loss)	$6	$(10)
Comprehensive income (loss)	$5	$(7)

Net income (loss) per share:
Basic	$0.05	$(0.09)
Diluted	0.05	(0.09)

Weighted-average number of shares outstanding: (in thousands)
Basic	115,933	111,352
Diluted	120,479	111,352

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Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	December 28, 2013	September 28, 2013
	(Unaudited)
Assets:
Cash and cash equivalents	$162	$142
Accounts receivable, net	405	449
Inventories	572	575
Other current assets	305	171
Property, plant and equipment, net	1,280	1,266
Goodwill, intangibles assets and other long-term assets	2,540	2,532
Total assets	$5,264	$5,135

Liabilities and stockholders' deficit
Current liabilities, excluding debt	689	613
Current and long-term debt	3,949	3,946
Other long-term liabilities	809	772
Stockholders’ deficit	(183)	(196)
Total liabilities and stockholders' deficit	$5,264	$5,135

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions)

	Quarterly Period Ended
	December 28, 2013	December 29, 2012

Net cash from operating activities	$172	$87

Cash flows from investing activities:
Additions to property, plant and equipment	(47)	(45)
Proceeds from sale of assets	1	2
Deposit on acquisition of business	(5)	—
Acquisitions of business, net of cash acquired	(62)	(20)
Net cash from investing activities	(113)	(63)

Cash flows from financing activities:
Proceeds from long-term borrowings	3	1
Repayment of long-term borrowings	(13)	(522)
Proceeds from issuance of common stock	3	4
Payment of tax receivable agreement	(32)	—
Proceeds from initial public offering	—	438
Net cash from financing activities	(39)	(79)
Effect of exchange rate changes on cash	—	—
Net change in cash and cash equivalents	20	(55)
Cash and cash equivalents at beginning of period	142	87
Cash and cash equivalents at end of period	$162	$32

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Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions)

	Quarterly Period Ended
	December 28, 2013	December 29, 2012
Net sales:
Rigid Open Top	$261	$259
Rigid Closed Top	332	313
Rigid Packaging	$593	$572
Engineered Materials	342	325
Flexible Packaging	205	175
Total	$1,140	$1,072
Operating income (loss):
Rigid Open Top	$13	$27
Rigid Closed Top	30	18
Rigid Packaging	$43	$45
Engineered Materials	25	24
Flexible Packaging	(5)	(1)
Total	$63	$68
Depreciation and amortization:
Rigid Open Top	$23	$23
Rigid Closed Top	30	32
Rigid Packaging	$53	$55
Engineered Materials	19	18
Flexible Packaging	13	14
Total	$85	$87
Restructuring and impairment charges:
Rigid Open Top	$1	$1
Rigid Closed Top	—	2
Rigid Packaging	$1	$3
Engineered Materials	3	1
Flexible Packaging	6	1
Total	$10	$5
Other operating expenses:
Rigid Open Top	$5	$2
Rigid Closed Top	3	5
Rigid Packaging	$8	$7
Engineered Materials	2	3
Flexible Packaging	4	3
Total	$14	$13
Operating EBITDA:
Rigid Open Top	$42	$53
Rigid Closed Top	63	57
Rigid Packaging	$105	$110
Engineered Materials	49	46
Flexible Packaging	18	17
Total	$172	$173

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Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	December 28, 2013	December 29, 2012	December 28, 2013
Net income (loss)	$6	$(10)	$73

Add: interest expense	55	70	229
Add: income tax expense (benefit)	3	(5)	36
EBIT (1)	$64	55	$338

Add: depreciation and amortization	85	87	339
Add: restructuring and impairment	10	5	19
Add: extinguishment of debt	—	16	48
Add: other expense	13	10	30
Operating EBITDA (1)	$172	$173	$774

Add: pro forma acquisitions	—		8
Add: unrealized cost savings	2		19
Adjusted EBITDA (1)	$174		$801

Cash flow from operating activities	$172	$87	$549
Additions to property, plant, and equipment, net	(46)	(43)	(224)
Tax receivable agreement payment	(32)	—	(37)
Adjusted free cash flow (1)	$94	$44	$288

Net income (loss) per share-diluted	$0.05	$(0.09)
Restructuring and impairment charges (net of tax)	0.06	0.03
Loss on extinguishment of debt (net of tax)	—	0.09
Other expense (net of tax)	0.07	0.05
Adjusted net income per share (1)	$0.18	$0.08

(1) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company’s operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our company’s ability to fund its growth through its generation of cash.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

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